MercadoLibre, Inc. Third Quarter 2022 Letter to Shareholders

Net Revenues of $2.7 billion, up 60.6% year-over-year on an FX neutral basis

Income from operations of $296 million, with a 11.0% margin

$32.2 billion Total Payment Volume, up 76.4% year-over-year on an FX neutral basis

$8.6 billion Gross Merchandise Volume, up 31.5%  year-over-year on an FX neutral basis

MONTEVIDEO, Uruguay, November 3rd, 2022 (GLOBE NEWSWIRE) -- MercadoLibre, Inc. (Nasdaq: MELI) (http://www.mercadolibre.com), Latin America’s leading e-commerce technology company, today reported financial results for the quarter ended September  30, 2022.

To our Shareholders

The third quarter of 2022 was yet another successful period for Mercado Libre. Our continued solid execution in both our Commerce and Fintech businesses has enabled us to deliver rapid growth in GMV, TPV and net revenue, alongside record quarterly EBIT and improving cash generation. The quarter's financial results reflect our ongoing commitment to delivering sustainable and profitable growth. Our operational KPIs show encouraging progress, and reflect the strength of our competitive advantages, the synergy among different parts of our ecosystem and our continued focus on driving innovation through investment in product and technology. These are foundations on which we are pursuing our mission to democratize Latin America's commerce and financial services markets, which continue to offer exciting opportunities for growth. Our third quarter results are the latest step on the journey to create value and opportunities for all of our stakeholders.

Commerce

Our Commerce business continues to perform consistently, with FX-neutral GMV growth accelerating to 32% in the quarter, including a 9% increase in items sold. All three of our major markets posted solid growth, with FX-neutral GMV +20% in Brazil, +87% in Argentina and +23% in Mexico. In Chile, the largest market in our Other segment, FX-neutral GMV declined, although to a lesser extent than in the second quarter of 2022, due to tough comps resulting from government stimulus last year.

As traditional retail reopens across the region, our growth has remained resilient and the number of unique buyers continues to rise, up approximately 10% year-on-year. We believe that ecommerce growth, in the long run, is driven by the overall user experience offered to buyers; this is measured by selection, price competitiveness, logistics services (cost and speed), customer service, and technology, amongst other factors. Over the last two years we invested heavily in all of these areas, and we attribute the resilience of our growth to these investments. As a testament to this, our conversion rates have also taken a step higher this quarter.

We are particularly pleased with our third quarter performance in Brazil, where we have outgrown the market according to industry estimates. Our category diversification has helped us to outperform the market; according to our estimates, we have gained share in most of the relevant verticals in the market, including apparel and consumer electronics. Mexico's performance was also encouraging in the context of retail reopening as our GMV growth was driven mostly by a larger number of unique buyers, highlighting the traction that our platform has achieved. In Argentina, consumer price increases boosted GMV, but volume also continues to grow, and in Chile we reached a record high market share in September.

Mercado Envios continues to be one of our strengths. In 3Q'22, our deliveries were faster than the prior year, with Mexico and Chile showing the largest gains in 48-hour delivery. We reached the highest level of on-time deliveries since the inception of the Managed Network whilst also mitigating external cost pressures.

Our growth in first-party (1P) categories - mainly the Consumer Electronics and Supermarket verticals - has slowed as we focus on improving the overall experience and fine tuning the economics. That said, even with slower growth, we have gained share in both categories in Brazil.

Our Ads business continues to steadily increase its share in our GMV, reaching 1.3%, up from 0.9% a year ago. We have started to accelerate our investments in Ads technology, including the allocation of more engineers, to be able to offer a more sophisticated, automated and personalized product for display advertising, whilst also continually improving the algorithms that drive keyword search. We are confident that these investments will allow our partners to capitalize on the unique reach and targeting opportunities that our platform offers, which will further increase the penetration of Ads in our GMV, and drive our profitability.

 Fintech

Our Fintech business continues to deliver rapid growth rates, with total TPV rising 54% in US dollars, and 76% on an FX-neutral basis to reach $32.2bn. Our off-platform growth reached 122% on an FX-neutral basis, with all business lines delivering robust growth. QR and Digital Account TPV showed the highest growth rates. For the first time, we had more than 40 million unique active fintech users in a single quarter; on a quarterly basis, we added the most unique users in the past two years, and over the last 12 months, the number is up by 10 million. This highlights the strong momentum behind Mercado Pago.

We continue to expand the user base of our MPOS business, with devices sold in the quarter falling just below 1mn. This slowdown was offset by a sequential acceleration of growth in TPV per device, and overall MPOS growth trends are stable across our three main markets. Our primary focus in the MPOS segment continues to be the base of the pyramid, but within that long tail we are increasingly serving larger merchants (which are still very small businesses), which tend to transact more frequently than micro merchants. These larger merchants also tend to attract lower take rate and this, together with the absence of additional price increases in the quarter, contributed to the sequential compression of our Fintech take rate. Our churn remains stable, showing that we have successfully navigated a period of repricing year-to-date with our value proposition intact. The profitability of older MPOS cohorts is funding the acquisition of new cohorts, with a net effect that generates a solid EBIT margin on a standalone basis. Online payments also make a strong contribution to the profitability of the Acquiring segment.

Digital Account TPV - mostly transactions made in Wallet and with Pago cards  - was a highlight, growing 138% year-on-year on an FX-neutral basis to reach $10.6bn. After having built out a broad product stack for the Digital Account over the last 18 months, we launched marketing campaigns in Brazil and Mexico (enabled by the approval of our IFPE license in the second quarter) to communicate these broader functionalities. You can see these campaigns in the video that accompanies our third quarter earnings. In Mexico - where we are still in the very early stage of our growth plans - consumers' awareness of Pago as a digital account has improved nicely, even before we see the full result of the marketing campaigns. Chile has shown a trend similar to Mexico.

The Digital Account is still a detractor to margin on a standalone basis, but we are focused on reducing or offsetting losses over time. We aim to do this through deepening our relationship with the customer, and by overlaying other products such as Mercado Credito, which is managed as an independent profit center.

Our Credits portfolio ended the quarter at $2.8bn, with 55% of the gross book in Consumer credit, 25% in Merchant credit and 20% in Credit Cards. The portfolio's growth decelerated due to the slowdown of originations that we flagged alongside our second quarter results. We took a deliberate decision to slow originations as we recognized the risks associated with a weaker lending environment, particularly in Brazil. This slowdown reflects our prioritization of risk management and our management of the credit business for margin, not growth. Mercado Credito's financial results remained solid, with revenue of $542mn and IMAL of $257mn; this represents a 37.1% annualized margin (over the portfolio), compared to 33.6% in Q2. This margin reflects the resilience of the profitability of our Credits business even in a challenging environment, and our ability to adjust quickly if necessary.

The portfolio's total non-performing loan (NPL) ratio rose to 37.0% in the third quarter. The combination of writing off delinquent loans at 360 days, with a portfolio where a majority of loans have a duration of less than three months, and the slowdown in originations means that delinquent loans from prior periods have a greater weight in our portfolio sequentially. All of the sequential rise in the NPL ratio has come from the over-90 day bucket, whilst the 1-90 day bucket was stable at 13% (this can be seen in the presentation that accompanies our earnings). We are seeing a higher probability of default among our customers, but the actions taken during the quarter to reduce exposure to certain cohorts and to limit access to certain products, have mitigated this risk.

To reconcile margin expansion and rising NPLs we must go deeper into our provisioning policies - we have maintained a cautious and unchanged provisioning policy with expected losses provisioned upfront, at the moment of origination. Provisioning as a percentage of our current portfolio remained stable, and it has actually risen as a proportion of the 1-90 loan book. Provisions as a proportion of the over-90 loan book have remained stable, close to 100% of the past due amounts. As such, the sequentially lower bad debt charge on the P&L is the result of mix effects, driven by lower originations.

Portfolio broken down by ageing (MM)	Current	1-90	90+ (to 360)

Q3 2021	812	115	200

Q4 2021	1,284	174	237

Q1 2022	1,749	323	343

Q2 2022	1,844	354	489

Q3 2022	1,748	363	663

Provisions as % of portfolio broken down by ageing	Current	1-90	90+ (to 360)

Q3 2021	8.8%	58.9%	92.7%

Q4 2021	8.9%	58.8%	92.6%

Q1 2022	9.0%	63.3%	92.1%

Q2 2022	8.9%	64.5%	92.3%

Q3 2022	8.6%	67.6%	92.8%

Third-party funding of our credit portfolio reached 59% in the third quarter, up from 52% in 2Q'22 and 39% in 3Q'21. This increase helps to improve the ROE (return on equity) of our Credits business.

Overall, Mercado Credito successfully navigated a challenging environment in the third quarter, and we remain alert to the short-term pressures that the business continues to face. We remain optimistic about our ability to develop the business, given its competitive advantages in distribution and underwriting, coupled with high demand from consumers and merchants across the LatAm region.

Consolidated Results

We are pleased with the financial results for the third quarter of 2022. Our FX-neutral net revenue growth accelerated to 61% YoY, taking net revenue in US dollars to $2.7bn. Our Commerce business contributed $1.5bn to this figure, with FX-neutral growth of 33%, whilst Fintech added $1.2bn on the back of 115% FX-neutral growth. Our Commerce take rate was up QoQ in all geographic segments, largely due to a higher penetration of Ads; our Fintech take rate saw some compression on a sequential basis due to a lower contribution from Credit revenues and, as mentioned earlier, a higher mix of larger clients in our TPV.

Our income from operations reached $296mn, a quarterly record and another positive step on our journey to deliver consistent growth in profits with modest margin expansion, on an annual basis whenever possible. Our operating profit margin reached 11.0%, a year-on-year gain of 5ppts (excluding the one-off tax credits that we reported in Q3'21). This is a result of a higher gross margin of 6.7ppts, which rose primarily due to the larger contribution of Ads and our Credits business (which books revenue, less cost of funding as gross profit), which also led to a larger weight of provisions for doubtful accounts in our operating expenses. We delivered cost dilution on our Sales & Marketing and General & Administrative expenses lines, whilst our continued investment in engineer headcount means that our Product & Development expenses rose as a percentage of sales, as planned. We are pleased with the quarter's operating margin performance, which shows our capacity to balance cost leverage with investment in growth.

We booked a $71mn foreign currency loss in financial expenses, part of which relates to the acquisition of our common stock on the Argentine market at a price that reflects the additional cost of accessing U.S. dollars through an indirect mechanism due to restrictions imposed by the Argentine government for buying U.S. dollars at the official exchange rate. The gap between the rate at which we purchase our own shares and the official rate, at which our financial statements are reported, is booked as a foreign currency loss. These transactions use excess cash being generated in Argentine Pesos after the opex and capex costs of the local operation, and after the opex costs of services provided by teams in Argentina to other country segments. Even with this impact, our net income reached $129mn, equivalent to a 4.8% margin over revenue, an increase of almost three percentage points (excluding the one-off tax credits reported in Q3'21) year. We see this as a strong result despite challenging circumstances, and testament to our team's ability to deliver profitable growth.

We generated $724m in cash from operations during the quarter, which is a reflection of our margin expansion and the continued improvement of working capital management. Our total cash position at the end of the quarter was $275mn higher on a sequential basis.

Looking Ahead

After a successful third quarter that delivered strong growth and profitability, our attention is now focused on executing well in the fourth quarter, which brings Black Friday, the FIFA World Cup and Christmas back onto the retail calendar. We remain as optimistic as ever about the fundamentals of our business: we have strengthened our leadership position in Commerce, our Fintech business continues to gain momentum, our profitability is solid, we have a strong balance sheet and we still see more opportunities to enhance the experience and synergies of our ecosystem. On our mission to democratize Latin America's commerce and financial services markets, the best is yet to come.

The following table summarizes certain key performance metrics for the nine and three-month periods ended September 30, 20222 and 2021.

	Nine Months Ended September 30, (*)		Three Months Ended September 30, (*)
(in millions)	2022	2021	2022	2021

Unique active users (**)	127	120	88	79
Gross merchandise volume	$24,834	$20,394	$8,618	$7,314
Number of successful items sold	826	727	284	260
Number of successful items shipped	794	686	276	248
Total payment volume	$87,683	$53,127	$32,170	$20,880
Total volume of payments on marketplace	$24,427	$19,673	$8,624	$7,058
Total payment transactions	3,792	2,226	1,439	866
Capital expenditures	$343	$434	$106	$171
Depreciation and amortization	$281	$137	$97	$52

(*) Figures have been calculated using rounded amounts. Growth calculations based on this table may not total due to rounding.

(**) Figure previously reported for unique active users as of the nine-month period ended September 30, 2021 was revised downward to correct a calculation error. This adjustment had no effect on income from operations, net income or earnings per share.

Year-over-year USD Revenue Growth Rates by Quarter

Consolidated Net Revenues	Q3’21	Q4’21	Q1’22	Q2’22	Q3’22

Brazil	74%	51%	63%	53%	35%

Argentina	38%	47%	74%	62%	72%

Mexico	94%	92%	58%	65%	60%

Year-over-year Local Currency Revenue Growth Rates by Quarter

Consolidated Net Revenues	Q3’21	Q4’21	Q1’22	Q2’22	Q3’22

Brazil	69%	61%	55%	42%	35%

Argentina	83%	84%	110%	104%	140%

Mexico	76%	96%	59%	66%	62%

Conference Call and Webcast

The Company will host an earnings video as well as a conference call and audio webcast for any questions that investors may have on November 3rd, 2022, at 5:00 p.m. Eastern Time. To participate in our conference call, investors, analysts, and the market in general may access the following link at https://register.vevent.com/register/BI64b773ad6ee04e0b913c0514dc178990 to be provided with the dial-in number and personal pin code to join the conference call. Access to our video webcast and the live audio will be available in the investor relations section of the Company's website, at http://investor.mercadolibre.com. An archive of the webcast will be available for one week following the conclusion of the conference call.

Definition of Selected Operational Metrics

Unique Active User – New or existing user who performed at least one of the following actions during the reported period: (1) made one purchase, or reservation, or asked one question on MercadoLibre Marketplace or Classified Marketplace (2) maintained an active listing on MercadoLibre Marketplace or Classified Marketplace (3) maintained an active account in Mercado Shops (4) made a payment, money transfer, collection and/or advance using Mercado Pago (5) maintained an outstanding credit line through Mercado Credito or (6) maintained a balance of more than $5 invested in a Mercado Fondo asset management account.

Unique Fintech User – Users who engage in at least one of the following services within the quarter: wallet payments online, in app or in store; transfers; withdrawals; consumer or merchant credit borrowers; card users; fintech sellers; and fintech active products such as asset management and insurtech users.

Foreign Exchange (“FX”) Neutral – Calculated by using the average monthly exchange rate of each month of 2021 and applying it to the corresponding months in the current year, so as to calculate what the results would have been had exchange rates remained constant. Intercompany allocations are excluded from this calculation. These calculations do not include any other macroeconomic effect such as local currency inflation effects or any price adjustment to compensate local currency inflation or devaluations.

Gross merchandise volume – Measure of the total U.S. dollar sum of all transactions completed through the Mercado Libre Marketplace, excluding Classifieds transactions.

Total payment transactions – Measure of the number of all transactions paid for using Mercado Pago.

Total volume of payments on marketplace – Measure of the total U.S. dollar sum of all marketplace transactions paid for using Mercado Pago, excluding shipping and financing fees.

Total payment volume – Measure of total U.S. dollar sum of all transactions paid for using Mercado Pago, including marketplace and non-marketplace transactions.

MPOS – Mobile point-of-sale is a dedicated wireless device that performs the functions of a cash register or electronic point-of-sale terminal wirelessly.

Commerce – Revenues from core marketplace fees, shipping fees, first-party sales, ad sales, classified fees and other ancillary services.

Fintech – Revenues includes fees from off-platform transactions, financing fees, interest earned from merchant and consumer credits and sale of MPOS.

Successful items sold – Measure of the number of items that were sold/purchased through the Mercado Libre Marketplace, excluding Classifieds items.

Successful items shipped – Measure of the number of items that were shipped through our shipping service.

Local Currency Growth Rates – Refer to FX Neutral definition.

Net income margin – Defined as net income as a percentage of net revenues.

Operating margin – Defined as income from operations as a percentage of net revenues.

IMAL (Interest Margins After Losses) – IMAL is the spread between credit revenues and the expenses associated with provisions for doubtful accounts, and usually expressed as a percentage of the outstanding portfolio.

About MercadoLibre

Founded in 1999, MercadoLibre is the largest online commerce ecosystem in Latin America, serving as an integrated regional platform and as a provider of the necessary digital and technology-based tools that allow businesses and individuals to trade products and services in the region. The Company enables commerce through its marketplace platform which allows users to buy and sell in most of Latin America.

The Company is listed on NASDAQ (Nasdaq: MELI) following its initial public offering in 2007.

For more information about the Company visit: http://investor.mercadolibre.com.

The MercadoLibre, Inc. logo is available at https://resource.globenewswire.com/Resource/Download/6ab227b7-693f-4b17-b80c-552ae45c76bf?size=0

Forward-Looking Statements

Any statements herein regarding MercadoLibre, Inc. that are not historical or current facts are forward-looking statements. These forward-looking statements convey MercadoLibre, Inc.’s current expectations or forecasts of future events. Forward-looking statements regarding MercadoLibre, Inc. involve known and unknown risks, uncertainties and other factors that may cause MercadoLibre, Inc.’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors,” “Forward-Looking Statements” and “Cautionary Note Regarding Forward-Looking Statements” sections of MercadoLibre, Inc.’s annual report on Form 10-K for the year ended December 31, 2021, and any of MercadoLibre, Inc.’s other applicable filings with the Securities and Exchange Commission. Unless required by law, MercadoLibre, Inc. undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date hereof.

MercadoLibre, Inc. - Interim Condensed Consolidated Balance Sheets as of September 30, 2022 and December 31, 2021

(In millions of U.S. dollars, except par value) (Unaudited)

	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$ 1,455	$ 2,585
Restricted cash and cash equivalents	1,073	1,063
Short-term investments ($1,013 and $602 held in guarantee)	1,943	810
Accounts receivable, net	108	98
Credit card receivables and other means of payments, net	2,550	1,839
Loans receivable, net of allowances of $974 and $408	1,724	1,199
Prepaid expenses	62	40
Inventories	160	253
Customer crypto-assets safeguarding assets	15	—
Other assets	261	288
Total current assets	9,351	8,175
Non-current assets:
Long-term investments	375	89
Loans receivable, net of allowances of $34 and $27	42	61
Property and equipment, net	945	807
Operating lease right-of-use assets	587	461
Goodwill	147	148
Intangible assets, net	29	45
Deferred tax assets	269	181
Other assets	217	134
Total non-current assets	2,611	1,926
Total assets	$ 11,962	$ 10,101
Liabilities
Current liabilities:
Accounts payable and accrued expenses	$ 1,155	$ 1,036
Funds payable to customers	2,558	2,393
Amounts payable due to credit and debit card transactions	418	337
Salaries and social security payable	345	313
Taxes payable	338	291
Loans payable and other financial liabilities	1,946	1,285
Operating lease liabilities	121	92
Customer crypto-assets safeguarding liabilities	15	—
Other liabilities	106	90
Total current liabilities	7,002	5,837
Non-current liabilities:
Amounts payable due to credit and debit card transactions	4	4
Loans payable and other financial liabilities	2,743	2,233
Operating lease liabilities	470	372
Deferred tax liabilities	36	62
Other liabilities	76	62
Total non-current liabilities	3,329	2,733
Total liabilities	$ 10,331	$ 8,570
Commitments and Contingencies
Equity
Common stock, $0.001 par value, 110,000,000 shares authorized,
50,294,893 and 50,418,980 shares issued and outstanding at September 30,
2022 and December 31, 2021	$ —	$ —
Additional paid-in capital	2,308	2,439
Treasury stock	(898)	(790)
Retained earnings	748	397
Accumulated other comprehensive loss	(527)	(515)
Total Equity	1,631	1,531
Total Liabilities and Equity	$ 11,962	$ 10,101

MercadoLibre, Inc.

Interim Condensed Consolidated Statements of Income

For nine and three-month periods ended September 30, 2022 and 2021

(In millions of U.S. dollars, except for share data) (Unaudited)

	Nine Months Ended September 30		Three Months Ended September 30
	2022	2021	2022	2021
Net service revenues	$ 6,766	$ 4,366	$ 2,437	$ 1,631
Net product revenues	769	573	253	227
Net revenues	7,535	4,939	2,690	1,858
Cost of net revenues	(3,830)	(2,787)	(1,342)	(1,051)
Gross profit	3,705	2,152	1,348	807
Operating expenses:
Product and technology development	(774)	(411)	(278)	(138)
Sales and marketing	(916)	(736)	(333)	(281)
Provision for doubtful accounts	(845)	(271)	(288)	(105)
General and administrative	(485)	(317)	(153)	(123)
Total operating expenses	(3,020)	(1,735)	(1,052)	(647)
Income from operations	685	417	296	160

Other income (expenses):
Interest income and other financial gains	142	84	65	35
Interest expense and other financial losses (*)	(221)	(175)	(92)	(44)
Foreign currency losses, net	(134)	(52)	(71)	(25)
Net income before income tax expense	472	274	198	126

Income tax expense	(154)	(145)	(69)	(31)
Equity in earnings of unconsolidated entity	(1)	—	—	—
Net income	$ 317	$ 129	$ 129	$ 95

(*)	Includes $49 million of loss on debt extinguishment and premium related to the 2028 Notes repurchase recognized in January 2021.

	Nine Months Ended September 30		Three Months Ended September 30
	2022	2021	2022	2021
Basic EPS
Basic net income
Available to shareholders per common share	$ 6.30	$ 2.60	$ 2.57	$ 1.92
Weighted average of outstanding common shares	50,365,813	49,761,360	50,325,075	49,597,157
Diluted EPS
Diluted net income
Available to shareholders per common share	$ 6.29	$ 2.60	$ 2.56	$ 1.92
Weighted average of outstanding common shares	51,356,081	49,761,360	51,315,343	49,597,157

MercadoLibre, Inc.

Interim Condensed Consolidated Statements of Cash Flows

For the nine-month periods ended September 30, 2022 and 2021 (In millions of U.S. dollars) (Unaudited)

	Nine Months Ended September 30
	2022	2021
Cash flows from operations:
Net income	$ 317	$ 129
Adjustments to reconcile net income to net cash provided by operating activities:
Unrealized devaluation loss, net	265	67
Impairment of digital assets	11	8
Depreciation and amortization	281	137
Accrued interest	(111)	(21)
Non cash interest, convertible notes amortization of debt discount and amortization of debt issuance costs and other charges	133	61
Provision for doubtful accounts	845	271
Financial results on derivative instruments	28	1
Stock-based compensation expense — restricted shares	1	—
LTRP accrued compensation	59	84
Deferred income taxes	(96)	18
Changes in assets and liabilities:
Accounts receivable	(27)	(7)
Credit card receivables and other means of payments	(768)	(617)
Prepaid expenses	(22)	(24)
Inventories	102	(114)
Other assets	(60)	(148)
Payables and accrued expenses	150	127
Funds payable to customers	216	250
Amounts payable due to credit and debit card transactions	77	82
Other liabilities	(87)	(63)
Interest received from investments	84	23
Net cash provided by operating activities	1,398	264
Cash flows from investing activities:
Purchase of investments	(9,266)	(6,499)
Proceeds from sale and maturity of investments	7,861	6,798
Receipts from settlements of derivative instruments	—	4
Capital contributions in joint ventures	—	(5)
Payment for settlements of derivative instruments	(7)	(20)
Purchases of intangible assets	(1)	(29)
Changes in principal of loans receivable, net	(1,470)	(711)
Investment of property and equipment	(342)	(425)
Net cash used in investing activities	(3,225)	(887)
Cash flows from financing activities:
Proceeds from loans payable and other financial liabilities	12,478	6,056
Payments on loans payable and other financial liabilities	(11,421)	(4,365)
Payments on repurchase of the 2028 Notes	—	(1,865)
Payment of finance lease obligations	(14)	(13)
Purchase of convertible note capped call	—	(101)
Unwind of convertible note capped call	—	397
Common Stock repurchased	(115)	(440)
Exercise of Convertible Notes	—	(3)
Net cash provided by (used in) financing activities	928	(334)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and cash equivalents	(221)	(128)
Net decrease in cash, cash equivalents, restricted cash and cash equivalents	(1,120)	(1,085)
Cash, cash equivalents, restricted cash and cash equivalents, beginning of the period	$ 3,648	$ 2,508
Cash, cash equivalents, restricted cash and cash equivalents, end of the period	$ 2,528	$ 1,423

Financial results of reporting segments

	Three Months Ended September 30, 2022
	Brazil	Argentina	Mexico	Other Countries	Total
	(In millions)
Net revenues	$ 1,431	$ 675	$ 465	$ 119	$ 2,690
Direct costs	(1,209)	(376)	(384)	(121)	(2,090)
Direct contribution	222	299	81	(2)	600

Operating expenses and indirect costs of net revenues					(304)
Income from operations					296

Other income (expenses):
Interest income and other financial gains					65
Interest expense and other financial losses					(92)
Foreign currency losses, net					(71)
Net income before income tax expense					$ 198

	Three Months Ended September 30, 2021
	Brazil	Argentina	Mexico	Other Countries	Total
	(In millions)
Net revenues	$ 1,063	$ 393	$ 291	$ 111	$ 1,858
Direct costs	(831)	(253)	(285)	(91)	(1,460)
Direct contribution	232	140	6	20	398

Operating expenses and indirect costs of net revenues					(238)
Income from operations					160

Other income (expenses):
Interest income and other financial gains					35
Interest expense and other financial losses					(44)
Foreign currency losses, net					(25)
Net income before income tax expense					$ 126

Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements presented in accordance with U.S. GAAP, we present foreign exchange (“FX”) neutral measures as a non-GAAP measure. Reconciliation of this non-GAAP financial measure to the most comparable U.S. GAAP financial measure can be found in the tables below.

This non-GAAP measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP and may be different from non-GAAP measures used by other companies. In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with U.S. GAAP. This non-GAAP financial measure should only be used to evaluate our results of operations in conjunction with the most comparable U.S. GAAP financial measures.

We provide this non-GAAP financial measure to enhance overall understanding of our current financial performance and its prospects for the future, and we understand that this measure provides useful information to both Management and investors. In particular, we believe that FX neutral measures provide useful information to both Management and investors by excluding the foreign currency exchange rate impact that may not be indicative of our core operating results and business outlook.

The FX neutral measures were calculated by using the average monthly exchange rates for each month during 2021 and applying them to the corresponding months in 2022, so as to calculate what our results would have been had exchange rates remained stable from one year to the next. The table below excludes intercompany allocation FX effects. Finally, these measures do not include any other macroeconomic effect such as local currency inflation effects, the impact on impairment calculations or any price adjustment to compensate local currency inflation or devaluations.

The following table sets forth the FX neutral measures related to our reported results of the operations for the three-month period ended September 30, 2022:

	Three Months Ended September 30,
	As reported			FX Neutral Measures	As reported
(In millions, except percentages)	2022	2021	Percentage Change	2022	2021	Percentage Change
	(Unaudited)			(Unaudited)
Net revenues	$ 2,690	$ 1,858	44.8%	$ 2,983	$ 1,858	60.6%
Cost of net revenues	(1,342)	(1,051)	27.7%	(1,470)	(1,051)	39.9%
Gross profit	1,348	807	67.0%	1,513	807	87.5%

Operating expenses	(1,052)	(647)	62.6%	(1,168)	(647)	80.5%
Income from operations	$ 296	$ 160	85.0%	$ 345	$ 160	115.6%

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